Exhibit 10.14

[Translation]

CONFIDENTIAL

June 12, 2023

Mr. Charles Boulanger

Chief Executive Officer

Leddartech Inc.

4535 boulevard Wilfrid-Hamel, Suite 240

Quebec City, Quebec G1P 2J7

Re:	Amendment: 116035

File: D155440

Company: E110178

Dear Mr. Boulanger,

We refer to the offer of an interest-free loan in the initial amount of nineteen million eight hundred thousand dollars ($19,800,000), subsequently reduced to nineteen million two hundred sixty-two thousand four hundred thirty-nine dollars ($19,262,439) (the “Loan”) issued by Investissement Québec (“IQ”) on January 23, 2020 and accepted the same day by Leddartech Inc. (the “Company”), as subsequently amended, where applicable (the “Offer”).

We wish to inform you that IQ agrees to make certain changes to the Offer and, accordingly, the sections of the Offer are amended as follows, effective the date this Amendment 116035 is signed, the whole subject to receipt by IQ, to its complete satisfaction, of (i) the required approval of the government authorities (Order-in-Council xxxx-2023), (ii) the security contemplated by section 8.1.1 (B) with confirmation of its publication, (iii) the opinion of the Company’s external legal counsel on, among other things, the corporate status of the Company and the validity of the security contemplated under “Security”, (iv) the expenditure plan contemplated by clause 9.13 and (v) any other condition IQ may reasonably require:

Addition of clause 1.3 as follows:

1.3	Notwithstanding section 1.1 of the Offer, the amount of the Loan as of the signing of Amendment 116035 is reduced to nineteen million two hundred sixty-two thousand four hundred thirty-nine dollars ($19,262,439) (the “Loan”), on the terms and conditions set forth herein.

Amendment of clause 3.1 and addition of clause 3.2 as follows:

3.1	Subject to the terms of Schedule A hereto, in the event of default or advance repayment, the Loan shall not bear interest up to the date Amendment 116035 was signed.

3.2	As of the date Amendment 116035 was signed, the Loan shall bear interest at the fixed rate of 12% per annum (the “Fixed Rate”) calculated monthly up to March 31, 2030.

Addition of section 4 “PAYMENT OF INTEREST”; as a result, the numbering of the other sections will shift in the rest of the Offer. Section 4 shall henceforth read as follows:

4.1	As of the date Amendment 116035 of the Loan is signed, interest shall be capitalized monthly until September 30, 2026 and payable at the same time as the repayment of principal.

4.2	The Company shall pay the interest calculated at the Fixed Rate and in the manner indicated under “INTEREST RATE” on the last day of each month as of the last day of the month following the interest capitalization period contemplated in section 4.1.

DUE TO THIS ADDITION, the numbers of sections 4 to 11 of the Offer are changed accordingly. The numbers of the following sections refer to the renumbered sections.

Amend section 5 “LOAN REPAYMENT” as follows:

5.1	The Company shall be given a moratorium on the repayment of the Loan principal until September 30, 2026.

5.2	Following the moratorium indicated in the foregoing section, the Company shall repay the Loan principal, including the capitalized interest, in 42 monthly and consecutive instalments payable on the last day of each month as of the last day of the first month following the end of such moratorium.

Amend section 8 “SECURITY” as follows:

8.1	As a specific and ongoing guarantee of the Company’s performance of all its obligations toward IQ under this offer relating to the Loan, the Company shall:

8.1.1	(A) grant IQ a senior-ranking hypothec in the amount of nineteen million eight hundred thousand dollars ($19,800,000) plus an additional hypothec in the amount of three million nine hundred sixty thousand dollars ($3,960,000) charging the universality of its present and future, tangible and intangible moveable property;

(B) cause to be granted to IQ a senior-ranking hypothec in the amount of nineteen million eight hundred thousand dollars ($19,800,000) plus an additional hypothec in the amount of three million nine hundred sixty thousand dollars ($3,960,000) charging the universality of the present and future, tangible and intangible moveable property of Leddartech Holdings Inc.;

it being understood that such hypothecs shall be subject to the hypothecs on the universality of the moveable and immoveable property of the Company and Leddartech Holdings Inc. in favour of:

i)	the Fédération des caisses Desjardins du Québec as the Company’s senior lender for all hypothecs granted by the Company and Leddartech Holdings Inc. in favour of the Fédération des caisses Desjardins du Québec published as of June 9, 2023;

ii)	one or more hypothecs which will be granted by the Company and Leddartech Holdings Inc. in favour of the holders of convertible notes which will be issued as part of the private placement by the Company of an amount of at least US$43,000,000 to be carried out on or around the date of Amendment 116035 (the “PIPE Financing”);

Addition of clause 9.13 as follows:

9.13	Not later than the date Amendment 116035 is signed, the Company shall provide IQ with an expenditure plan for at least two years of operations, assuming that its income will be low, including a balance sheet, statement of results and cash flow statements for each month during such two-year period, to IQ’s satisfaction.

Amend section 2.1 of Schedule A as follows:

2.1	Notwithstanding section 3.1 of this offer, in the event of Default, any amount owed by the Company shall bear interest:

a)	retroactively for the period from the first disbursement of the Loan to the signing of Amendment 116035, at the PIK Prime Rate per annum, which is currently, for information purposes only, 6.7% per annum; and

b)	for the period from the signing of Amendment 116035 until full repayment of the Loan, in principal and interest, at the annual rate of 12% plus the PIK Prime Rate per annum.

For greater certainty, such repayment shall be subject, as the case may be, to the various creditor agreements entered into with the holders of convertible notes for the purpose of the PIPE Financing and the Fédération des caisses Desjardins du Québec, to IQ’s satisfaction.

It is understood that all the other terms and conditions of the Offer shall remain unchanged.

Please note that an amendment fee in the amount of five thousand dollars ($5,000) must be paid to set up this Amendment 116035, which amount will be withdrawn from the Company’s bank account according to the terms of the Offer on the last day of the month following receipt of the acceptance of this letter.

Trusting you will find the above in order, kindly indicate your acceptance of the above by returning a duly signed copy of this document to us by June 12, 2023.

Yours very truly,

INVESTISSEMENT QUÉBEC

Per:	/s/ Nancy L’espérance	Date:	June 12, 2023
Signature

Nancy L’espérance
Director, Specialized Investment
Name of authorized signatory in block letters

Per:	/s/ Sébastien Plante	Date:	June 12, 2023
Signature

Sébastien Plante
Senior Manager, Specialized Investment – Quebec City
Name of authorized signatory in block letters

ACCEPTANCE BY THE COMPANY

We have read the amendment set forth herein and we agree to it.

LEDDARTECH INC.

Per:	/s/ Charles Boulanger	Date:	June 12, 2023
Signature

Charles Boulanger
Name of signatory in block letters

ACCEPTANCE BY LEDDARTECH HOLDINGS INC.

Leddartech Holdings Inc., a wholly-owned subsidiary of Leddartech Inc.:

1)	confirms that it has read the foregoing Offer and letter of amendment preceding it (the “Letter of Amendment”);

2)	guarantees in favour of IQ each and every obligation of Leddartech Inc. under the Offer as amended by the Letter of Amendment and, to such end, waives the benefit of division and discussion; and

3)	agrees to grant in favour of IQ the hypothec referred to in section 8.1.1 (B) of the Letter of Amendment in order to guarantee its obligations as surety and generally to guarantee Leddartech’s obligations under the Offer, as amended by the Letter of Amendment to guarantee the obligations of Leddartech Inc. referred to therein.

LEDDARTECH HOLDINGS INC.

Per:	/s/ Charles Boulanger	Date:	June 12, 2023
Signature

Charles Boulanger